Exhibit 23.4

A.M. BEST COMPANY

Ambest Road
OLDWICK, NEW JERSEY 08858
908-439-2200
FAX 908-439-3077
www.ambest.com

April 13, 2007

Steve Bradshaw
Financial Institutions and Governments
JPMorgan Chase & Company
277 Park Avenue, 13th Floor
New York, NY 10017

Dear Mr. Bradshaw,

Per your request, this letter confirms our permission to quote certain A.M. Best Company statistics in Solera Holdings, Inc.'s IPO registration filings.

Sincerely,

/s/ David A. Brey
David A. Brey
Vice President

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